Exhibit 99.1

Celsus Therapeutics and Volution Immuno Pharmaceuticals Announce $75 Million Private Placement

NEW YORK and LONDON, August 18, 2015 (GLOBE NEWSWIRE) — Celsus Therapeutics Plc (NASDAQ: CLTX) and Volution Immuno Pharmaceuticals SA today announced that Celsus has entered into a securities purchase agreement for a private placement with a select group of investors, led by Deerfield, and including Venrock, Vivo Capital, Foresite Capital, New Enterprise Associates, QVT Financial, RA Capital Management and certain other institutional investors.

The closing of the private placement is subject to Celsus obtaining shareholder approval of the financing transaction and the previously announced acquisition by Celsus of Volution Immuno Pharmaceuticals at Celsus’s General Shareholder Meeting on September 16, 2015, the closing of the acquisition and satisfaction of customary closing conditions. Following the closing of the acquisition, the combined company will be renamed Akari Therapeutics Plc, and the company expects to trade on the NASDAQ Capital Market under the ticker symbol ‘AKTX’.

Upon the closing of the private placement, Akari expects to receive net proceeds of approximately $70 million from the sale of ordinary shares, to be represented by American Depository Shares (ADSs). Based on yesterday’s closing bid price on NASDAQ of $0.61 per ADS, assuming an aggregate of 949,410,450 fully-diluted shares following the closing of the acquisition, the purchase price of the financing would be equal to $1.58 per the currently trading ADS (or $0.158 per ordinary share), representing a 159% premium to yesterday’s closing bid price. The actual purchase price per ADS upon closing is subject to adjustment based on the closing bid price on NASDAQ on the closing date of the acquisition which will affect the number of fully diluted ordinary shares. Currently, each ADS represents 10 ordinary shares. As of September 17, 2015, the ADS ratio will adjust, such that each ADS will represent 100 ordinary shares. The ADSs to be purchased by the investors in the financing will each represent 100 ordinary shares.

As previously announced on July 13, 2015, on a pro forma basis, prior to giving effect to the private placement, and based upon the number of ordinary shares of Celsus to be issued in the acquisition of Volution Immuno Pharmaceuticals, current Celsus security holders will own approximately 8.32% and current Volution Immuno Pharmaceutical SA security holders will own approximately 91.68% of the combined company on a fully diluted basis. The private placement values the combined entity at $150 million on a fully diluted basis prior to the completion of the private placement. The private placement is expected to close on or about September 18, 2015.

Akari plans to use the anticipated net proceeds from the private placement for clinical development of Coversin, Akari’s lead molecule, and for working capital and general corporate purposes. Coversin is a C5 inhibitor under development to treat complement-related disorders in several therapeutic areas, including hematology, nephrology, and neurology.

Citigroup Global Markets Inc. and MTS Securities, LLC acted as placement agents for the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission ("SEC") or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the ADSs (and the underlying ordinary shares) sold in the private placement.

About Celsus

On July 10, 2015, Celsus entered into a Share Exchange Agreement with RPC Pharma Limited, pursuant to which privately-held Volution Immuno Pharmaceuticals will become a wholly-owned subsidiary of Celsus. The combined company will focus on development and commercialization of life-transforming treatments for a range of rare and orphan autoimmune and inflammatory diseases caused by dysregulation of complement C5, including paroxysmal nocturnal hemoglobinuria (PNH) and atypical Hemolytic Uremic Syndrome (aHUS). Upon closing of the transaction, Celsus expects to be renamed Akari Therapeutics Plc. Coversin is a recombinant small protein derived from a protein discovered in the saliva of the Ornithodoros moubata tick, where it plays an important role in modulating the host immune system to allow the parasite to feed without alerting the host to its presence or provoking an immune response. Coversin is under development to treat complement-C5 disorders in several therapeutic areas, including hematology, nephrology, and neurology. Coversin, at 17 kDa, is much smaller than an antibody and can be self-administered by subcutaneous injection, which we believe should provide considerable patient benefit over the current standard of care in several diseases.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed business combination transaction and other contemplated transactions (including statements relating to satisfaction of the conditions to and consummation of the proposed transaction, the expected ownership of the combined company and plans with respect to financing for the combined company) constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are usually identified by the use of words such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control.

Risks and uncertainties for Celsus and Volution and of the combined company include, but are not limited to: inability to complete the proposed business combination transaction or the financing; liquidity and trading market for ADSs prior to and following the consummation of the proposed business combination transaction and the financing; costs and potential litigation associated with the proposed transaction; an inability or delay in obtaining required regulatory approvals for Coversin and any other product candidates, which may result in unexpected cost expenditures; risks inherent in drug development in general; uncertainties in obtaining successful clinical results for Coversin and any other product candidates and unexpected costs that may result therefrom; failure to realize any value of Coversin and any other product candidates developed and being developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; inability to develop new product candidates and support existing products; the approval by the FDA and EMA and any other similar foreign regulatory authorities of other competing or superior products brought to market; risks resulting from unforeseen side effects; risk that the market for the combined company's products may not be as large as expected; inability to obtain, maintain and enforce patents and other intellectual property rights or the unexpected costs associated with such enforcement or litigation; inability to obtain and maintain commercial manufacturing arrangements with third party manufacturers or establish commercial scale manufacturing capabilities; unexpected cost increases and pricing pressures; failure to obtain the necessary shareholder approvals or to satisfy other conditions to the closing of the proposed transactions; uncertainties of cash flows and inability to meet working capital needs; cost reductions that may not result in anticipated level of cost savings or cost reductions prior to or after the consummation of the proposed transactions; and risks associated with the possible failure to realize certain benefits of the proposed transactions, including future financial, tax, accounting treatment, and operating results. Many of these factors that will determine actual results are beyond Celsus's, Volution's, or the combined company's ability to control or predict.

For a discussion of the factors that may cause Celsus, Volution or the combined organization’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risks associated with the ability of Celsus and Volution to complete the acquisition and the effect of the acquisition on the business of Celsus, Volution and the combined organization, see “Risk Factors” beginning on page 13 of the definitive proxy statement and in other filings that Celsus makes and will make with the SEC in connection with the proposed transactions. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The statements made in this press release speak only as of the date stated herein, and subsequent events and developments may cause our expectations and beliefs to change. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise. While we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law.

Important Information and Where to Find It

Celsus filed the definitive proxy statement and other relevant documents with the SEC in connection with the solicitation of proxies for the General Meeting and mailed the definitive proxy statement and a proxy card to its shareholders on or about August 5, 2015. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, any amendments or supplements to the proxy statement and other documents that Celsus files with the SEC from the SEC’s website at www.sec.gov as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

Celsus, its directors and its executive officers may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the General Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Celsus shareholders in connection with the General Meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of Celsus’s shareholders generally, are set forth in the definitive proxy statement for the General Meeting that has been filed with the SEC and the other relevant documents filed with the SEC.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT CELSUS MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Shareholders may obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Celsus with the SEC in connection with the proposed transaction at the SEC's website (http://www.sec.gov), at Celsus's website or by writing to Dov Elefant, CFO, Celsus Therapeutics Plc. at 24 West 40th Street, 8thFloor, New York, NY 10018.

Contact:

Investor & Media Contact:

Celsus Therapeutics Plc

Gur Roshwalb, MD, CEO

646-350-0702

info@celsustx.com